Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN 55403-2195


                                 A Stock Company


This is a legal Contract between the Contract Owner (referred to in this Contract as you and your) and Allianz Life Insurance Company of North America (herein referred to as we, us and our). We will make Annuity Payments as set forth in this Contract beginning on the Income Date.

This Contract is issued in consideration of the payment of the initial Purchase Payment.

                          READ YOUR CONTRACT CAREFULLY


RIGHT TO EXAMINE: This Contract may be returned within 10 days after you receive it. It can be mailed or delivered to either us or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be treated as if we had never issued it. We will promptly refund the Contract Value in states where permitted. This may be more or less than the Purchase Payments. We have the right to allocate payments to the Money Market Sub-Account until the expiration of the Right to Examine period. If we so allocate payments, we will refund the greater of the Purchase Payments, less any surrenders, or the Contract Value.


Benefits available under this Contract are not less than those required by statute of the state in which this Contract is delivered.


This is a Variable Annuity Contract with Annuity Payments and Contract Values increasing or decreasing depending on the experience of the Variable Account which is set forth in the Contract Schedule.


Signed for Allianz Life Insurance Company of North America by:



          Secretary                                          President


                  INDIVIDUAL FLEXIBLE PAYMENT VARIABLE ANNUITY
                                NON-PARTICIPATING






                                TABLE OF CONTENTS

RIGHT TO EXAMINE..................................................................................................1
CONTRACT SCHEDULE..................................................................................;;;;;........i-v
DEFINITIONS.......................................................................................................4
PURCHASE PAYMENTS.................................................................................................6
   PURCHASE PAYMENTS..............................................................................................6
   CHANGE IN PURCHASE PAYMENTS....................................................................................6
   NO DEFAULT.....................................................................................................6
   BONUS......................................................................................................... 6
   ALLOCATION OF PURCHASE PAYMENTS................................................................................6
VARIABLE ACCOUNT..................................................................................................7
   THE VARIABLE ACCOUNT...........................................................................................7
   VALUATION OF ASSETS............................................................................................7
   ACCUMULATION UNITS.............................................................................................7
   ACCUMULATION UNIT VALUE........................................................................................7
   NET INVESTMENT FACTOR..........................................................................................7
   MORTALITY AND EXPENSE RISK CHARGE..............................................................................8
   ADMINISTRATIVE CHARGE..........................................................................................8
   DISTRIBUTION EXPENSE CHARGE....................................................................................8
   MORTALITY AND EXPENSE GUARANTEE................................................................................8
REWARDS VALUE.....................................................................................................8
CONTRACT MAINTENANCE CHARGE.......................................................................................9
TRANSFERS.........................................................................................................9
SURRENDER PROVISIONS.............................................................................................10
   SURRENDERS....................................................................................................10
   CONTINGENT DEFERRED SALES CHARGE..............................................................................10
PROCEEDS PAYABLE ON DEATH........................................................................................11
   DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD........................................................11
   DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD...........................................................11
   DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD..........................................................11
   DEATH OF CONTRACT OWNER DURING THE ANNUITY PERIOD.............................................................11
   DEATH OF ANNUITANT............................................................................................12
   PAYMENT OF DEATH BENEFIT......................................................................................12
   BENEFICIARY...................................................................................................12
   CHANGE OF BENEFICIARY.........................................................................................12
SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION.....................................................................13
CONTRACT OWNER, ANNUITANT, ASSIGNMENT PROVISIONS.................................................................13
   CONTRACT OWNER................................................................................................13
   JOINT CONTRACT OWNER..........................................................................................13
   ANNUITANT.....................................................................................................13
   ASSIGNMENT OF A CONTRACT......................................................................................13
ANNUITY PROVISIONS...............................................................................................14
   GENERAL.......................................................................................................14
   FIXED ANNUITY.................................................................................................14
   VARIABLE ANNUITY..............................................................................................14
   INCOME DATE...................................................................................................15
   SELECTION OF AN ANNUITY OPTION................................................................................15
   ANNUITY OPTIONS...............................................................................................15
     OPTION 1 - LIFE ANNUITY.....................................................................................15
     OPTION 2 - LIFE ANNUITY WITH MONTHLY PAYMENTS OVER 10, 15 OR 20 YEARS  GUARANTEED...........................15
     OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY..................................................................16
     OPTION 4 - JOINT AND LAST SURVIVOR WITH MONTHLY PAYMENTS OVER 10, 15 OR 20 YEARS GUARANTEED.................16
     OPTION 5 - REFUND LIFE ANNUITY..............................................................................17
      OPTION 6 - SPECIFIED PERIOD CERTAIN ANNUITY...........................................17
GENERAL PROVISIONS...............................................................................................18
   THE CONTRACT..................................................................................................18
   NON-PARTICIPATING IN SURPLUS..................................................................................18
   MISSTATEMENT OF AGE OR SEX....................................................................................18
   CONTRACT SETTLEMENT...........................................................................................18
   REPORTS.......................................................................................................18
   TAXES.........................................................................................................18
   EVIDENCE OF SURVIVAL..........................................................................................18
   PROTECTION OF PROCEEDS........................................................................................18
   MODIFICATION OF CONTRACT......................................................................................19

                                CONTRACT SCHEDULE

CONTRACT OWNER: [John Doe]                           CONTRACT NUMBER:  [??687456]

JOINT OWNER:  [Jane Doe]                             ISSUE DATE:         [1//15/00]

ANNUITANT:  [John Doe]                               INCOME DATE:  [04/15/09]

PURCHASE PAYMENTS:
         INITIAL PURCHASE PAYMENT:                   [$15,000]

         MINIMUM SUBSEQUENT
                  PURCHASE PAYMENT:         [$250 or $100 if you have selected AIP]

         MAXIMUM TOTAL
                  PURCHASE PAYMENTS:                 [$1  million;  higher  amounts may be accepted  with our prior approval]

         ALLOCATION GUIDELINES:
                  [1.  Currently, you can select up to 10 of the Investment Options.

2.       If allocations are made in percentages, whole numbers must be used.]


INVESTMENT OPTIONS:

Variable Account: [Allianz Life Variable Account B]

         Sub-Accounts:

         [AIM V.I. CAPITAL APPRECIATION]
         [AIM V.I. GROWTH]
         [AIM V.I. INTERNATIONAL EQUITY]
         [AIM V.I. VALUE]
         [ALGER AMERICAN GROWTH]
         [ALGER AMERICAN LEVERAGED ALLCAP]
         [ALGER AMERICAN MIDCAP GROWTH]
         [ALGER AMERICAN SMALL CAPITALIZATION]
         [DAVIS VA FINANCIAL]
         [DAVIS VA REAL ESTATE]
         [DAVIS VA VALUE]
         [FRANKLIN GROWTH AND INCOME]
         [FRANKLIN RISING DIVIDENDS SECURITIES]
         [FRANKLIN SMALL CAP]
         [FRANKLIN U.S. GOVERNMENT]
         [J.P. MORGAN INTERNATIONAL OPPORTUNITIES]
         [J.P. MORGAN U.S. DISCIPLINED EQUITY]
         [MUTUAL DISCOVERY SECURITIES]
         [MUTUAL SHARES SECURITIES]
         [OPPENHEIMER VA GLOBAL SECURITIES]
         [OPPENHEIMER VA HIGH INCOME]
         [OPPENHEIMER VA MAIN STREET GROWTH & INCOME]
         [PIMCO VIT HIGH YIELD BOND]
         [PIMCO VIT STOCKSPLUS GROWTH AND INCOME]
         [PIMCO VIT TOTAL RETURN BOND]
         [SELIGMAN GLOBAL TECHNOLOGY]
         [SELIGMAN SMALL-CAP VALUE]
         [TEMPLETON DEVELOPING MARKETS EQUITY]
         [TEMPLETON GLOBAL GROWTH]
         [TEMPLETON PACIFIC GROWTH]
         [USALLIANZ VIP DIVERSIFIED ASSETS]
         [USALLIANZ VIP FIXED INCOME]
         [USALLIANZ VIP GLOBAL OPPORTUNITIES]
         [USALLIANZ VIP GROWTH]
         [USALLIANZ VIP MONEY MARKET]
         [VAN KAMPEN LIT ENTERPRISE]
         [VAN KAMPEN LIT GROWTH & INCOME]

[Allianz Life General Account]

         [ALLIANZ LIFE FIXED ACCOUNT]

BONUS RATE:

1.       [4% of the  Purchase  Payment  with total  Purchase  Payments  (less  surrenders  and  related  contingent deferred sales charges) of under $25,000;
2.       5% of the Purchase Payment with total Purchase Payments (less surrenders and related  contingent  deferred sales charges) of $25,000 - $99,999;
3.       6% of the Purchase Payment with total Purchase Payments (less surrenders and related  contingent  deferred sales charges) of $100,000 - $999,999;
4.       7% of the Purchase Payment with total Purchase Payments (less surrenders and related  contingent  deferred sales charges) of $1,000,000 - $4,999,999;
5.       8% of the Purchase Payment with total Purchase Payments (less surrenders and related  contingent  deferred sales charges) of $5,000,000 or greater.]

BONUS VESTING SCHEDULE:

1.       [Up through 12 completed months from date of Purchase Payment - 0%;
2.       At least 12 and through 24 completed months from date of Purchase Payment - 35%;
3.       At least 24 and through 36 completed months from date of Purchase Payment - 70%
4.       At least 36 completed months from date of Purchase Payment - 100%.]

MORTALITY  AND EXPENSE  RISK CHARGE:  During the  Accumulation  Period,  the  mortality  and expense risk charge is equal on an annual  basis to [1.50%] of the average  daily net assets of the Variable  Account.  During the Annuity
Period,  the  mortality  and expense  risk charge is equal on an annual  basis to [1.50%] of the average  daily net assets of the Variable Account.  We may decrease this charge, but we may not increase it.

ADMINISTRATIVE  CHARGE:  Equal on an annual  basis to  [.15%]  of the  average  daily  net  assets of the  Variable
Account.

DISTRIBUTION EXPENSE CHARGE:    [None]

CONTRACT MAINTENANCE CHARGE:  The contract maintenance charge is currently [$40.00] each Contract Year.

During the  Accumulation  Period the contract  maintenance  charge will be deducted  from the Rewards Value the day before each  Contract  Anniversary  while this  Contract is in force.  If a full  surrender is made on a date other than a Contract  Anniversary and your Rewards Value is less than [$75,000],  the full contract  maintenance  charge will be deducted at the time of the full  surrender.  The  contract  maintenance  charge will be deducted  from the
Investment  Options in the same proportion that the amount of the Rewards Value in each Investment  Option bears to the total Rewards Value.

During the Annuity Period, the contract maintenance charge will be collected pro rata from each Annuity Payment.

If the total  Rewards  Value is at least  [$75,000],  we will not assess the contract  maintenance  charge.  In the event you own more than one Contract of the same type issued by the Company,  we will  determine  the total Rewards
Value for all of the  Contracts.  If the Contract Owner is not a natural  person,  we will look to the Annuitant in determining the foregoing.

COMMUTATION FEE APPLICABLE TO ANNUITY OPTIONS 2, 4 AND 6:

                            ------------------------------- -------------------------
                            [Years Since Income Date        Commutation Factor
                            ------------------------------- -------------------------
                            ------------------------------- -------------------------
                            0 - 1                           7%
                            ------------------------------- -------------------------
                            ------------------------------- -------------------------
                            1 - 2                           6%
                            ------------------------------- -------------------------
                            ------------------------------- -------------------------
                            2 - 3                           5%
                            ------------------------------- -------------------------
                            ------------------------------- -------------------------
                            3 - 4                           4%
                            ------------------------------- -------------------------
                            ------------------------------- -------------------------
                            4 - 5                           3%
                            ------------------------------- -------------------------
                            ------------------------------- -------------------------
                             5 - 6                          2%
                            ------------------------------- -------------------------
                            ------------------------------- -------------------------
                            Over 6                          1%]
                            ------------------------------- -------------------------


MAXIMUM CUMULATIVE PERCENTAGE FOR PARTIAL LIQUIDATION FOR ANNUITY OPTIONS 2 AND 4:  [75%]

ASSUMED INVESTMENT RETURN: [5%]

TRANSFERS:

         NUMBER OF  TRANSFERS  PERMITTED:  Currently,  there are no limits on the number of  transfers  that can be made.  We reserve the right to change  this,  but you will always be allowed at least 12  transfers in any
         Contract  Year.  Currently,  you are allowed  [12] free  transfers  each  Contract  Year.  This applies to transfers prior to and after the Income Date.

         TRANSFER  FEE: For each  transfer in excess of the free  transfers  permitted,  the transfer fee is [$25].
         Any transfers  made by us at the end of the Right to Examine  period and any transfers  made pursuant to a regularly scheduled transfer will not be counted in determining the application of the transfer fee.

         MINIMUM AMOUNT TO BE TRANSFERRED:  [None]


SURRENDERS:

         CONTINGENT  DEFERRED SALES CHARGE: A contingent  deferred sales charge is assessed when Purchase  Payments are  surrendered.  The charge is calculated at the time of each  surrender.  For partial  surrenders,  the charge is deducted from the remaining  Rewards  Value and is deducted from the  Investment  Options in the same  proportion  that the amount of the surrender from the Investment  Options bears to the total Rewards
         Value.  The  contingent  deferred  sales  charge is based upon the length of the time from  receipt of the
         Purchase  Payment.  Surrenders are deemed to have come from the oldest Purchase  Payments first,  and from all  Purchase  Payments  prior to  earnings.  Each  Purchase  Payment is tracked as to its date of receipt and the contingent deferred sales charge is determined in accordance with the following:




                                         [CONTINGENT DEFERRED SALES CHARGE

                                    Number of Completed
                                    Years from Receipt                          Charge
                                        0                                        8.5%
                                        1                                        8.5%
                                        2                                        8.5%
                                        3                                        8.5%
                                        4                                        8%
                                        5                                        7%
                                        6                                        6%
                                        7                                        5%
                                        8                                        4%
                                        9                                        3%
                                       10 years or more                          0%]

         PARTIAL  SURRENDER  PRIVILEGE:  [Each  Contract  Year,  on a  non-cumulative  basis,  you can make partial surrenders up to an amount equal to 10% of Purchase  Payments (minus any previous  surrenders taken in the current  Contract Year which were not subject to a contingent  deferred sales charge) without  incurring a contingent  deferred sales charge.  Purchase Payments  surrendered  under the partial surrender  privilege are still subject to applicable contingent deferred sales charge upon full surrender of the Contract.]

         [If you have a qualified  contract  and are age 70 1/2 or older,  you can elect the  minimum  distribution program with  respect to your  Contract.  Such  surrenders  will not be subject to a  contingent  deferred sales charge.  Such payments will be designed to meet the  applicable  minimum  distribution  requirements imposed by the Internal  Revenue Code on  qualified  contracts.  Payments may be made monthly or quarterly unless your  Contract  Value is less than $25,000 in which case the payments  shall be made  annually.  If you have elected the minimum  distribution  program,  any  additional  surrenders in a Contract Year which exceed 10% of Purchase  Payments  when combined with minimum  distribution  surrenders  will be subject to any applicable contingent deferred sales charge.]

         MINIMUM PARTIAL SURRENDER:  [$500]

         MINIMUM CONTRACT VALUE THAT MUST REMAIN IN THE CONTRACT AFTER A PARTIAL SURRENDER:  [$10,000]


FIXED ACCOUNT INITIAL RATE:  [3%]
         We guarantee this rate for one year from the Issue Date.

RIDERS:
         [Individual Retirement Annuity Endorsement]
         [Roth Individual Retirement Annuity Endorsement]
         [403 (b) Annuity Endorsement]
         [Unisex Endorsement]
         [Group Pension Plan Death Benefit Endorsement]
         [Pension Plan and Profit Sharing Plan Endorsement]
         [Declared Interest Rate Fixed Account Endorsement]
         [Waiver of Contingent Deferred Sales Charge Endorsement]
         [Traditional Death Benefit Endorsement]
         [Enhanced Death Benefit Endorsement]


SERVICE CENTER:   [USALLIANZ] SERVICE CENTER
                           [300 Berwyn Park
                           P.O. Box 3031
                           Berwyn, PA  19312-0031
                           800-624-0197]






                                   DEFINITIONS

ACCUMULATION PERIOD: The period prior to the Income Date during which you can make Purchase Payments.

ACCUMULATION UNIT: An accounting unit of measure used to calculate the Rewards Value prior to the Income Date.

ADJUSTED CONTRACT VALUE: The Contract Value less any applicable Premium Tax. This amount is used to determine the death benefit or the initial Annuity Payment.

AGE: Age on last birthday unless otherwise specified.

ANNUITANT(S): The natural person upon whose continuation of life any Annuity Payment involving life contingencies depends. You may change the Annuitant at any time prior to the Income Date unless the Contract Owner is a non-individual.

ANNUITY CALCULATION DATE: The date on which the first Annuity Payment is calculated which will be no more than ten (10) business days prior to the Income Date.

ANNUITY OPTION: An arrangement under which Annuity Payments are made under this Contract.

ANNUITY PAYMENTS: The series of payments made to you or any named payee after the Income Date under the Annuity Option selected.

ANNUITY PERIOD: The period of time beginning on the Income Date during which Annuity Payments are made.

ANNUITY RESERVE: The assets which support the Annuity Option you have selected during the Annuity Period.

ANNUITY UNIT: An accounting unit of measure used to calculate variable Annuity Payments after the Income Date.

ASSUMED INVESTMENT RETURN: The investment return upon which the variable Annuity Payments in the Contract are based.

AUTHORIZED REQUEST: A request, in a form satisfactory to the Company, which is received by the Service Center.

BENEFICIARY: The person(s) or entity(ies) who will receive any death benefit payable under this Contract.

COMMUTATION FEE: A fee assessed after the Income Date by the Company equal to the percentage of the amount liquidated as shown on the Contract Schedule.

COMPANY:  Allianz Life Insurance Company of North America.

CONTRACT ANNIVERSARY:  An anniversary of the Issue Date of this Contract.

CONTRACT OWNER: The person(s) or entity(ies) entitled to the ownership rights stated in this Contract. If Joint Owners are named, all references to Contract Owner shall mean the Joint Owners.

CONTRACT SURRENDER VALUE: The Contract Value as of any Valuation Date less any applicable Premium Tax, less any contingent deferred sales charge and less any applicable contract maintenance charge.

CONTRACT VALUE: The Rewards Value as of any Valuation Date less any unvested bonus.

CONTRACT YEAR: Any period of twelve (12) months commencing with the Issue Date and each Contract Anniversary thereafter.

GENERAL ACCOUNT: Our general investment account which contains all the assets of the Company with the exception of the Variable Account and other segregated asset accounts.

INCOME DATE:  The date on which Annuity Payments are to begin.

INVESTMENT OPTION(S): Those investments available under the Contract. Current Investment Options are shown on the Contract Schedule.

ISSUE DATE: The date shown on the Contract Schedule on which the first Contract Year begins.

JOINT OWNER: If there is more than one Contract Owner, each Contract Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must both authorize any exercising of those ownership rights unless otherwise allowed by us. Any Joint Owner must be the spouse of the other Contract Owner, unless limited by state law.

LIQUIDATION VALUE: The present value of any remaining guaranteed variable Annuity Payments after the Income Date to the end of the period certain commuted at the Assumed Investment Return.

NET ASSET VALUE: The total value of the shares of the underlying fund, less any investment management and portfolio administration fees and liabilities of the underlying fund, held by the Sub-Account, as of the close of trading on a Valuation Date.

PREMIUM TAX: Any premium taxes owed to any governmental entity and assessed against Purchase Payments or Contract Value.

PURCHASE PAYMENT:  A payment made toward this Contract.

REWARDS VALUE: The dollar value as of any Valuation Date of all amounts accumulated under this Contract including all vested and unvested bonus amounts and gains and losses attributable to all bonus amounts.

SERVICE CENTER: The office indicated on the Contract Schedule of this Contract to which notices, requests and Purchase Payments must be sent.

SUB-ACCOUNT: Variable Account assets are divided into Sub-Accounts. The current Sub-Accounts are shown on the Contract Schedule.

VALUATION DATE: The Variable Account will be valued each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD: The period commencing at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT: A separate account maintained by us in which a portion of our assets has been allocated for this and certain other contracts. It has been designated on the Contract Schedule.


                                PURCHASE PAYMENTS

PURCHASE PAYMENTS: Purchase Payments are payable according to the frequency and in the amount selected by you. The initial Purchase Payment is due on the Issue Date. We reserve the right to decline any Purchase Payment. The minimum subsequent Purchase Payment and the maximum total Purchase Payments allowed are shown on the Contract Schedule.

CHANGE IN PURCHASE PAYMENTS: You may elect to increase or decrease or to change the frequency of Purchase Payments.

NO DEFAULT: Unless surrendered, this Contract remains in force and will not be in default if no additional Purchase Payments are made.

BONUS: Each Purchase Payment made prior to the Contract Owner's 81st birthday will be credited with a bonus at the time of contribution to the Contract. The bonus rate will be based on the total amount of Purchase Payments made at the time of the contribution, less any surrenders and applicable contingent deferred sales charge, as shown on the Contract Schedule. The bonus will be credited to the Contract under the following terms:

1. Bonus amounts will become available for surrender only when such amounts become vested as shown on the Contract Schedule.

2. All bonus amounts and any gains and losses attributable to such amounts shall be treated as earnings under the Contract.

3. All gains and losses attributable to bonus amounts are part of the Contract Value and are always 100% vested.

4. If Joint Owners are named, the age of the older Joint Owner will be used and if the Contract Owner is a non-natural person, then the age of the Annuitant will be used to determine whether a bonus is applicable.

ALLOCATION OF PURCHASE PAYMENTS: Purchase Payments and bonus amounts are allocated to one or more of the Investment Options in accordance with your selection. The allocation of the initial Purchase Payment and bonus amount is made in accordance with your selection made at the Issue Date. Unless you inform us otherwise, subsequent Purchase Payments and bonus amounts are allocated in the same manner as the initial Purchase Payment and bonus amount. However, the Company has reserved the right to allocate the initial Purchase Payment and bonus amount to the Money Market Sub-Account until the expiration of the Right to Examine period. All allocations of Purchase Payments and bonus amounts are subject to the Allocation Guidelines shown on the Contract Schedule. We guarantee that you will be allowed to select at least five Investment Options for such allocations.


                                VARIABLE ACCOUNT

THE VARIABLE ACCOUNT: The Variable Account is designated on the Contract Schedule. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Variable Account, equal to reserves and other liabilities of your Contract and those of other Contract Owners, will not be charged with liabilities arising out of any other business we may conduct.

The Variable Account assets are divided into Sub-Accounts as shown on the Contract Schedule. We may add additional Sub-Accounts to those shown. You may be permitted to transfer your Rewards Value or allocate Purchase Payments or bonus amounts to the additional Sub-Accounts. However, the right to make such transfers or allocations will be limited by any terms and conditions we may impose.

Should the shares of any Sub-Account become unavailable for investment by the Variable Account, or our Board of Directors deems further investment in the shares inappropriate, we may limit further purchase of such shares or substitute shares of another Sub-Account for shares already purchased.

VALUATION OF ASSETS: Assets of the underlying fund of each Sub-Account will be valued at their Net Asset Value on each Valuation Date.

ACCUMULATION UNITS: Accumulation Units shall be used to account for all amounts allocated to or surrendered from the Sub-Accounts of the Variable Account as a result of Purchase Payments, surrenders, transfers, bonus amounts, or fees and charges. We will determine the number of Accumulation Units of a Sub-Account purchased or canceled. This will be done by dividing the amount allocated to (or the amount surrendered from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account as of the end of the Valuation Period during which the transaction is processed at the Service Center. Purchase Payments, bonus amounts, surrenders and transfers from or to a Sub-Account will result in the addition of or the cancellation of Accumulation Units in a Sub-Account.

ACCUMULATION UNIT VALUE: The Accumulation Unit value for each Sub-Account was initially arbitrarily set at $10. Subsequent Accumulation Unit values for each Sub-Account are determined by multiplying the Accumulation Unit value for the immediately preceding Valuation Period by the net investment factor for the Sub-Account for the current period.

The Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

NET INVESTMENT FACTOR: The net investment factor for each Sub-Account is determined by dividing A by B and multiplying by (1 - C) where:

     A is (i) the Net Asset Value per share of the underlying fund held by the Sub-Account at the end of the current Valuation Period; plus

          (ii) any dividend or capital gains per share declared on behalf of such underlying fund held by the Sub-Account that has an ex-dividend date within the current Valuation Period.

     B is the Net Asset Value per share of the underlying fund held by the Sub-Account for the immediately preceding Valuation Period.

     C is (i) the Valuation Period equivalent of the daily mortality and expense risk charge, the administrative charge and the distribution expense charge, if any, which are shown on the Contract Schedule; plus

          (ii) a charge factor, if any, for any taxes or any tax reserve we have established as a result of the operation or maintenance of the Sub-Account.

MORTALITY AND EXPENSE RISK CHARGE: Each Valuation Period, we deduct a mortality and expense risk charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The mortality and expense risk charge compensates the Company for assuming the mortality and expense risks under this Contract.

ADMINISTRATIVE CHARGE: Each Valuation Period, we deduct an administrative charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The administrative charge compensates us for the costs associated with the administration of this Contract and the Variable Account.

DISTRIBUTION EXPENSE CHARGE: Each Valuation Period, we deduct a distribution expense charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The distribution expense charge compensates the Company for costs associated with the distribution of Contracts.

MORTALITY AND EXPENSE GUARANTEE: We guarantee that the dollar amount of each annuity payment after the first will not be affected by variations in mortality or expense experience.


                                  REWARDS VALUE

The Rewards Value for any Valuation Period is equal to the total dollar value accumulated under this Contract in all of the Investment Options. The Rewards Value in a Sub-Account of the Variable Account is determined by multiplying the number of Accumulation Units by the Accumulation Unit value.


                           CONTRACT MAINTENANCE CHARGE

We deduct an annual contract maintenance charge shown on the Contract Schedule. Prior to the Income Date, this will be deducted from the Rewards Value. The number of Accumulation Units to be canceled from each applicable Investment Option is in the ratio that the value of each Investment Option bears to the total Rewards Value. After the Income Date the contract maintenance charge is deducted from the Annuity Payment.


                                    TRANSFERS

You may transfer all or a part of your interest in an Investment Option to another Investment Option. We reserve the right to charge for transfers if there are more than the number of free transfers shown on the Contract Schedule. All transfers are subject to the following:

1. The deduction of any transfer fee that may be imposed as shown on the Contract Schedule. The transfer fee will be deducted from the Investment Option from which the transfer is made. If the entire amount in the Investment Option is transferred, then the transfer fee will be deducted from the amount transferred. If there are multiple source Investment Options, it will be treated as a single transfer. Any transfer fee will be deducted proportionally from the source Investment Options if less than the entire amount in the Investment Option is transferred.

2. We reserve the right to limit transfers until the expiration of the Right to Examine period.

3.   The  minimum  amount  which  can be  transferred  is shown on the  Contract
     Schedule.

4. No transfer will be effective within seven calendar days prior to the date on which the first Annuity Payment is due.

5.   Any transfer direction must clearly specify:

     a.   the amount which is to be transferred; and

     b.   the Investment Options which are to be affected.

6. After the Income Date, transfers may not be made from a fixed Annuity Option to a variable Annuity Option.

7. After the Income Date, you can make transfers from a variable Annuity Option to a fixed Annuity Option. The number of Annuity Units canceled from the variable Annuity Option will be equal in value to the amount of the Annuity Reserve transferred out of the Variable Account. The amount transferred will purchase fixed Annuity Payments under the Annuity Option in effect and based on the age and sex of the Annuitant at the time of the transfer where allowed.

8. Your right to make transfers is subject to modification if we determine in our sole opinion, that the exercise of the right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other Contract Owners. A modification could be applied to transfers to or from one or more of the Investment Options, and could include, but is not limited to:

     a.   the requirement of a minimum time period between each transfer;

     b. not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one Contract Owner; or

     c. limiting the dollar amount that may be transferred between the Investment Options by a Contract Owner at any one time;

     9. We reserve the right at any time and without prior notice to any party to modify the transfer provisions described above. However, if we do modify these provisions we guarantee that they will not be any more restrictive than the above.

If you elect to use this transfer privilege, we will not be liable for transfers made in accordance with your instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at the Service Center.


                              SURRENDER PROVISIONS

SURRENDERS: During the Accumulation Period, you may, upon Authorized Request, make a full or partial surrender of the Contract Value. Surrenders will result in the cancellation of Accumulation Units from each Investment Option in the ratio that the value of each Investment Option bears to the total Rewards Value. You must specify, by Authorized Request, which Accumulation Units are to be canceled if other than the above mentioned method of cancellation is desired.

The Company will pay the amount of any surrender from the Variable Account within seven (7) days of receipt of a request in good order unless the Suspension or Deferral of Payments Provision is in effect.

Each partial surrender must be for an amount which is not less than the minimum partial surrender amount shown on the Contract Schedule. The minimum Contract Value which must remain in the Contract after a partial surrender is shown on the Contract Schedule.

Partial surrenders in excess of the partial surrender privilege amount shown on the Contract Schedule will reduce unvested bonus amounts by such excess amount's percentage of the Contract Value at the time of the surrender. This percentage is determined by dividing the amount of the partial surrender, including any contingent deferred sales charge assessed, in excess of the partial surrender privilege amount by the Contract Value.

CONTINGENT DEFERRED SALES CHARGE: Upon a full or partial surrender of this Contract a contingent deferred sales charge as set forth on the Contract Schedule may be assessed. Under certain circumstances, we allow surrenders without the contingent deferred sales charge as set forth on the Contract Schedule. Purchase Payments surrendered under the partial surrender privilege are still subject to applicable contingent deferred sales charge upon full surrender of the Contract.


                            PROCEEDS PAYABLE ON DEATH

DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD: Upon the death of the Contract Owner, or any Joint Owner, during the Accumulation Period, the death benefit will be paid to the Beneficiary(ies) designated by the Contract Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit will be the Adjusted Contract Value determined as of the end of the Valuation Period during which the Company receives both due proof of death and an election for the payment method.

Any part of the death benefit amount that had been invested in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Variable Account will be subject to investment risk which is borne by the Beneficiary.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD: If the Owner has not previously designated a death benefit option, a Beneficiary must request that the death benefit be paid under one of the death benefit options below. In addition, if the Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract in his or her own name and exercise all the Contract Owner's rights under the Contract.

         Option A  -  lump sum payment of the death benefit; or

         Option B - the payment of the entire death benefit within 5 years of the date of the death of the Contract Owner or any Joint Owner. The full contract maintenance charge is assessed each Beneficiary on each Contract Anniversary; or

         Option C - payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Contract Owner or any Joint Owner. The full Contract Maintenance Charge will continue to be assessed to each Beneficiary.

Any portion of the death benefit not applied under Option C within one year of the date of the Contract Owner's death, must be distributed within five years of the date of death.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the valid election, including any required governmental forms, unless the Suspension or Deferral of Payments Provision is in effect.

Payment to the Beneficiary, other than in a lump sum, may only be elected during the sixty-day period after the day on which such lump sum first became payable by the Company.

DEATH OF CONTRACT OWNER DURING THE ANNUITY PERIOD: If you, or any Joint Owner, dies during the Annuity Period, and you are not an Annuitant, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Contract Owner's death. Upon your death during the Annuity Period, the Beneficiary becomes the Contract Owner.

DEATH OF ANNUITANT: Upon the death of an Annuitant, who is not the Contract Owner, during the Accumulation Period, you will become the Annuitant, unless you designate another Annuitant. If the Contract Owner is a non-individual, the death of the Annuitant will be treated as the death of the Contract Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant during the Annuity Period, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT: The Company will require due proof of death and payment election and any required governmental forms before any death benefit is paid. Due proof of death will be:

          1.   a certified death certificate; or

          2. a certified decree of a court of competent jurisdiction as to the finding of death; or

          3.   any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

BENEFICIARY: The Beneficiary designation in effect on the Issue Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at your death.

Unless you provide otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

1. to the primary Beneficiary(ies) who survive you and/or the Annuitant's death, as applicable; or if there are none;

2. to the contingent Beneficiary(ies) who survive you and/or the Annuitant's death, as applicable; or if there are none;

3.   to your estate.

CHANGE OF BENEFICIARY: Subject to the rights of any irrevocable Beneficiary(ies), you may change the primary Beneficiary(ies) or contingent Beneficiary(ies). A change may be made by Authorized Request. The change will take effect as of the date the Authorized Request is signed. If the Authorized Request reaches our Service Center after the Contract Owner dies but before any payment is made, the change will be valid. The Company will not be liable for any payment made or action taken before it records the change.


                  SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

The Company reserves the right to suspend or postpone payments from the Variable Account for a surrender or transfer for any period when:

          1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

          2.   trading on the New York Stock Exchange is restricted;

          3. an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets; or

          4.   during  any  other  period  when  the   Securities  and  Exchange
               Commission, by order, so permits for the protection of Contract Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.


                CONTRACT OWNER, ANNUITANT, ASSIGNMENT PROVISIONS

CONTRACT OWNER: As the Contract Owner you have all the interest and rights under this Contract. The Contract Owner is the person designated as such on the Issue Date, unless changed.

You may change owners of the Contract at any time by Authorized Request. A change of Contract Owner will automatically revoke any prior designation of Contract Owner. The change will become effective as of the date the Authorized Request is signed. We will not be liable for any payment made or action taken before the change is recorded. We will not be responsible for any tax consequences of any such change.

JOINT OWNER: A Contract may be owned by Joint Owners. If Joint Owners are named, any Joint Owner must be the spouse of the other Contract Owner, unless limited by state law. Upon the death of either Contract Owner, the surviving Joint Owner will be the primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary unless otherwise indicated in an Authorized Request.

ANNUITANT: The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by you subject to our underwriting rules then in effect. The Annuitant may not be changed in a Contract which is owned by a non-individual.

ASSIGNMENT OF A CONTRACT: An Authorized Request specifying the terms of an assignment of a Contract must be provided to the Service Center. We will not be liable for any payment made or action taken before we record the assignment.

We will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record.


                               ANNUITY PROVISIONS

GENERAL: On the Income Date, the Adjusted Contract Value will be applied under the Annuity Option you have selected. You may elect to have the Adjusted Contract Value applied to provide a fixed annuity, a variable annuity or a combination fixed and variable annuity. If a combination is elected, you must specify what part of the Adjusted Contract Value is to be applied to the fixed and variable Annuity Options. If you select a fixed annuity, the Adjusted Contract Value is allocated to the General Account and the annuity is paid as a fixed annuity. If you select a variable annuity, the Adjusted Contract Value will be allocated to the Sub-Accounts of the Variable Account in accordance with your selection, and the annuity will be paid as a variable annuity. Unless you designate another payee, you will be the payee of the Annuity Payments. The Adjusted Contract Value will be applied to the applicable annuity rate based upon the Annuity Option you have selected. We may offer more favorable rates than those guaranteed here at the time your first Annuity Payment is calculated. Annuity Payments will depend on the Age and, where permitted, sex of the Annuitant.

FIXED ANNUITY: You may elect to have the Adjusted Contract Value applied to provide a fixed annuity. The dollar amount of each fixed Annuity Payment is guaranteed to be at least an amount equal to the Adjusted Contract Value, divided first by $1000 and then multiplied by the appropriate Annuity Payment amount for each $1000 of value for the Annuity Option selected. The guaranteed rates are based on an interest rate of 2 1/2% per year and the 1983(a) Individual Annuity Mortality Table with mortality improvement projected 30 years using Mortality Projection Scale G.

VARIABLE ANNUITY: You may elect to have the Adjusted Contract Value applied to provide a variable annuity. Variable Annuity Payments reflect the investment performance of the Variable Account in accordance with the allocation of the Adjusted Contract Value to the Sub-Accounts during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

On the Income Date a fixed number of Annuity Units will be purchased as follows:

The first Annuity Payment is equal to the Adjusted Contract Value, divided first by $1000 and then multiplied by the appropriate Annuity Payment amount for each $1000 of value for the Annuity Option selected. In each Sub-Account the fixed number of Annuity Units is determined by dividing the amount of the initial Annuity Payment determined for each Sub-Account by the Annuity Unit value on the Income Date. Thereafter, the number of Annuity Units in each Sub-Account remains unchanged unless you elect to transfer between Sub-Accounts. All calculations will appropriately reflect the Annuity Payment frequency selected.

On each subsequent Annuity Payment date, the total Annuity Payment is the sum of the Annuity Payments for each Sub-Account. The Annuity Payment in each Sub-Account is determined by multiplying the number of Annuity Units then allocated to such Sub-Account by the Annuity Unit value for that Sub-Account.

On each subsequent Valuation Date, the value of an Annuity Unit is determined in the following way:

First: The net investment factor is determined as described under "Variable Account - net investment factor" above.

Second: The value of an Annuity Unit for a Valuation Period is equal to:

a.   the  value of the  Annuity  Unit for the  immediately  preceding  Valuation
     Period;

b.   multiplied by the net investment factor for the current Valuation Period;

c. divided by the assumed net investment factor (see below) for the Valuation Period.

The assumed net investment factor is equal to one plus the Assumed Investment Return which is used in determining the basis for the purchase of an Annuity, adjusted to reflect the particular Valuation Period. The Assumed Investment Return that we will use is shown on the Contract Schedule. However, we may agree with you to use a different value. The Assumed Investment Return will never exceed 7%.

INCOME DATE: You select an Income Date at the time of issue. The Income Date must always be the first day of a calendar month. The earliest Income Date you can select is three years after the Issue Date. The latest Income Date you can select is the later of the first day of the first calendar month following the Annuitant's 90th birthday or 10 years from the Issue Date, or the maximum date permitted under state law. You may, at any time prior to the Income Date, change the Income Date by Authorized Request 30 days in advance.

SELECTION OF AN ANNUITY OPTION: You can select an Annuity Option by Authorized Request. If no Annuity Option is selected, Option 2, with 120 Monthly Payments Guaranteed, will automatically be applied. You may, at any time prior to the Income Date, by Authorized Request 30 days in advance, select and/or change the Annuity Option.

ANNUITY OPTIONS: This Contract provides for Annuity Payments under one of the Annuity Options described below. The Company may make available other annuity options.

OPTION 1 - LIFE ANNUITY. We will make monthly Annuity Payments during the life of the Annuitant and ceasing with the last Annuity Payment due prior to the Annuitant's death.

OPTION  2 -  LIFE  ANNUITY  WITH  MONTHLY  PAYMENTS  OVER  10,  15 OR  20  YEARS
GUARANTEED. We will make monthly Annuity Payments during the life of the Annuitant with a guarantee that if at the Annuitant's death there have been less than 120, 180 or 240 monthly Annuity Payments made as selected, monthly Annuity Payments will continue for the remainder of the guaranteed period. Alternatively, the Contract Owner may elect to receive a lump-sum payment equal to the present value of the guaranteed monthly Annuity Payments remaining, as of the date the notice of the Annuitant's death is received at the Service Center, commuted at an appropriate rate. Proof of the Annuitant's death and return of the Contract are required prior to the payment of any commuted values. For a fixed Annuity Option, the commutation rate will be the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Income Date. For a variable Annuity Option, the commutation rate will be the Assumed Investment Return as shown on the Contract Schedule.

During the lifetime of the Annuitant and while the number of Annuity Payments made is less than the guaranteed number of payments elected, the Contract Owner electing a variable Annuity Option may request a surrender representing a partial liquidation of the Liquidation Value. You will be allowed to make a partial liquidation at least once per Contract Year after the Income Date. The total of all partial liquidations, measured as a percentage of the Liquidation Value, cannot exceed the amount shown on the Contract Schedule. A Commutation Fee will be subtracted from the amount liquidated before the proceeds are paid out. Partial liquidations will be processed on the next annuity payment date following your written request. The minimum allowable partial liquidation will be the lesser of $500 or the remaining portion of the Liquidation Value available.

After a partial liquidation, the subsequent monthly Annuity Payments during the guaranteed period certain will be reduced by the percentage of the Liquidation Value liquidated, including the Commutation Fee. After the guaranteed number of payments has been made, the number of Annuity Units used in calculating the monthly payments will be restored to their original values as if no liquidations had taken place.

OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of the Annuitant, if the Joint Annuitant is then living, Annuity Payments will continue to be paid during the remaining lifetime of the Joint Annuitant at a level of 100%, 75% or 50% of the previous level, as selected. Monthly Annuity Payments cease with the final Annuity Payment due prior to the last survivor's death.

OPTION 4 - JOINT AND LAST SURVIVOR ANNUITY WITH MONTHLY PAYMENTS OVER 10, 15, OR 20 YEARS GUARANTEED. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. Monthly Annuity Payments will continue to be paid during the remaining lifetime of the Joint Annuitant at 100% of the previous level, as selected. The Company guarantees that if at the last death of the Annuitant and the Joint Annuitant, there have been less than 120, 180, or 240 monthly Annuity Payments made as selected, monthly Annuity Payments will continue to be made for the remainder of the guaranteed period. Alternatively, the Contract Owner may elect to receive a lump-sum payment equal to the present value of the guaranteed monthly Annuity Payments remaining, as of the date the notice of the Annuitant's and Joint Annuitant's death is received at the Service Center, commuted at an appropriate rate. Proof of death of the Annuitant and Joint Annuitant and return of this Contract are required prior to the payment of any commuted values. For a fixed Annuity Option, the commutation rate will be the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Income Date. For a variable Annuity Option, the commutation rate will be the Assumed Investment Return as shown on the Contract Schedule.

During the lifetime of the Annuitant or Joint Annuitant and while the number of Annuity Payments made is less than the guaranteed number of payments elected, the Contract Owner electing a variable Annuity Option may request a surrender representing a partial liquidation of the Liquidation Value. You will be allowed to make a partial liquidation at least once per Contract Year after the Income Date. The total of all partial liquidations, measured as a percentage of the Liquidation Value, cannot exceed the amount shown on the Contract Schedule. A Commutation Fee will be subtracted from the amount liquidated before the proceeds are paid out. Partial liquidations will be processed on the next annuity payment date following your written request. The minimum allowable partial liquidation will be the lesser of $500 or the remaining portion of the Liquidation Value available.

After a partial liquidation, the subsequent monthly Annuity Payments during the guaranteed period certain will be reduced by the percentage of the Liquidation Value liquidated, including the Commutation Fee. After the guaranteed number of payments has been made, the number of Annuity Units used in calculating the monthly payments will be restored to their original values as if no liquidations had taken place.

OPTION 5 - REFUND LIFE ANNUITY. We will make monthly Annuity Payments during the lifetime of the Annuitant ceasing with the last Annuity Payment due prior to the Annuitant's death with a guarantee that at the Annuitant's death, you will receive a refund. For a fixed Annuity Option the amount of the refund will be any excess of the amount of the Adjusted Contract Value applied under this Option over the total of all Annuity Payments made under this Option. For a variable Annuity Option the amount of the refund will be the then dollar value of the number of Annuity Units equal to (1) the Adjusted Contract Value applied to this Option divided by the Annuity Unit value used to determine the first Annuity Payment, minus (2) the product of the number of the Annuity Units represented by each monthly Annuity Payment and the number of payments made. This calculation will be based upon the assumption that the allocation of Annuity Units actually in-force at the time of the Annuitant's death had been the allocation of Annuity Units at issue and at all times thereafter. If the refund calculated above is not greater than zero there will be no refund paid.

OPTION 6: SPECIFIED PERIOD CERTAIN ANNUITY: Monthly Annuity Payments are paid for a specified period of time. The Specified Period Certain is elected by the Contract Owner and must be specified as a whole number of years from 10 to 30. If at the time of the last death of the Annuitant and any Joint Annuitant, the Annuity Payments actually made have been for less than the Specified Period Certain, then Annuity Payments will be continued thereafter to the Contract Owner for the remainder of the Specified Period Certain. If you have selected a variable Annuity Option, you may request a surrender representing a partial liquidation of the Liquidation Value. You will be allowed to make a partial liquidation at least once per Contract Year after the Income Date up to 100% of the Liquidation Value. A Commutation Fee will be subtracted from the amount liquidated before the proceeds are paid out. The Commutation Fee is a percentage of the amount surrendered as shown on the Contract Schedule. Partial liquidations will be processed on the next annuity payment date following your written request. The Company will require the return of the Contract prior to the payment of the entire commuted value.


                               GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached application, endorsements or riders. This Contract may be changed or altered only by our President or Secretary. Any change, modification or waiver must be made in writing.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

MISSTATEMENT OF AGE OR SEX: We may require proof of Age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the Age or sex of the Annuitant has been misstated the amount payable will be the amount that the Adjusted Contract Value would have provided at the true Age or sex.

Once Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment, and overpayments will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement. Prior to any settlement as a death claim, due proof of death must be submitted to us. Any paid-up annuity, cash surrender or death benefits that may be available are not less than the minimum benefits required by statute.

REPORTS: We will furnish you with a report showing the Contract Value at least once each calendar year. This report will be sent to your last known address.

TAXES: Any taxes paid to any governmental entity will be charged against the Contract Value. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Variable Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Variable Account. We will deduct for any income taxes incurred by it as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Where any benefits under this Contract are contingent upon the recipient being alive on a given date, we may require proof satisfactory to us that the condition has been met.

PROTECTION OF PROCEEDS: No Beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.

MODIFICATION OF CONTRACT: This Contract may be modified by us in order to maintain compliance with state and federal law. This Contract may be changed or altered only by our President or our Secretary. A change or alteration will be made in writing.


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                  INDIVIDUAL FLEXIBLE PAYMENT VARIABLE ANNUITY
                                NON-PARTICIPATING